As filed with the Securities and Exchange Commission on November 26, 2003
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTRADA NETWORKS, INC.
(exact name of registrant as specified in its charter)

Delaware                 3577             33-0676350
(State or other jurisdiction         (Primary Standard Industrial        (I.R.S. employer
of incorporation        Classification Code Number)        Identification No.)
or organization)

12 Morgan
Irvine, California 92618
(949) 588-2070
(Address, including zip code, and telephone number, including area code, of registrant's principal offices)

KANWAR J.S. CHADHA, Ph.D.
Chairman and Chief Executive Officer
Entrada Networks, Inc.
12 Morgan
Irvine, California 92618
(949)-588-2070
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications to:

W. RAYMOND FELTON, ESQ.
Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
Metro Corporate Campus I
Post Office Box 5600
Woodbridge, New Jersey 07095
(732) 549-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
Calculation of Registration Fee
Title of each Class of Securities to be Registered	Amount to be Registered [1]	Proposed Maximum Offering price per Share [2]	Aggregate Offering Price [2]	Amount of Registration Fee

Common Stock, par value $.001 per share	3,000,000	$0.11	$330,000	$26.70

----------------------
1 Includes an indeterminate number of shares of common stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.
2 Estimated pursuant to Rule 457 based upon the closing price of the common stock on November 25, 2003 as reported on the OTCBB solely for the purpose of computing the registration fee.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED NOVEMBER __, 2003
PROSPECTUS

Entrada Networks, Inc.
3,000,000 Shares
Common Stock

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus, of 3,000,000 shares of our common stock. We intend to issue these shares to the selling shareholder on or about __________, 2003.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus, and we will bear certain expenses incident to their registration. The selling shareholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price to the public for the shares and the proceeds to the selling shareholder will depend upon the market price of the securities when sold. See "Selling Shareholders" and "Plan of Distribution""

Our common stock is quoted on the Over-The-Counter Bulletin Board (OTCBB) under the symbol "ESAN." On November 25, 2003, the closing price for our common stock was $0.11.

Investing in common stock involves risk. Before you invest, you should consider carefully the "Risk Factors" beginning on page 9.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2003.

TABLE OF CONTENTS
                                                                                                                                                             Page
THE COMPANY                                                                                                                                                                            3
OUR BUSINESS                                                                                                                                                                             4
FORWARD LOOKING INFORMATION                                                                                                                                     7
RISK FACTORS                                                                                                                                                                             8
THE OFFERING                                                                                                                                                                            20
USE OF PROCEEDS                                                                                                                                                                     20
SELLING SHAREHOLDERS                                                                                                                                                        20
PLAN OF DISTRIBUTION                                                                                                                                                           21
DESCRIPTION OF OUR COMMON STOCK                                                                                                                            22
WHERE YOU CAN FIND MORE INFORMATION                                                                                                                   23
LEGAL MATTERS                                                                                                                                                                        24
EXPERTS                                                                                                                                                                                       24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                 24

THE COMPANY

We are in the business of developing, marketing and selling products for the network connectivity industry, and we operate through three wholly owned subsidiaries.

Our Torrey Pines Networks segment is currently engaged in the manufacture, marketing and selling of storage area network transport products.

Our Rixon Networks segment designs, manufactures, markets and sells a line of fast and gigabit Ethernet products that are incorporated into the remote access and other server products of Original Equipment Manufacturers. In addition, some of its products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks.

Our Sync Research segment designs, manufactures, markets, sells and services frame relay products for some of the major financial institutions in the U.S. and abroad.

Our shares of common stock are traded over the counter (OTCBB) under the symbol "ESAN."

Our principal executive offices are located at 12 Morgan, Irvine, California 92618. Our telephone number is (949) 588-2070. Our website is www.entradanet.com . We do not intend the information found on our website to be a part of this prospectus.
OUR BUSINESS

Understanding Our Market

Our Strategic Plan

• Develop Storage over Light Transport Products.
    Torrey Pines has been engaged in developing and marketing the next generation products that extend the range of storage area networks. We have received regulatory & industry certifications for our first Silverline(tm) coarse wave division multiplexing product line, and are in the process of introducing it into the market. Coarse Wave Division Multiplexing, or CWDM, is a sophisticated optoelectronics technology that uses multiple wavelengths of light very efficiently to greatly increase the number of video, data or voice channels of information that can be sent on a single optical fiber in a transmission system. Designed to interconnect geographically separate data centers, the Silverline(tm) CWDM is our first fully optical Linux based 8-channel/4-port CWDM product line that is based on our patent-pending technology. It is a multi-protocol aggregation device that supports Fibre Channel, Gigabit Ethernet, fibre connectivity or enterprise system connection to a mainframe and SONET, on one fully customized system. SONET is a transmission protocol for high-speed transmission over fiber optic cable, which was introduced by Bell Communications in 1984 and quickly accepted by American National Standards Institute.

• Continue Providing Network Connectivity Products.
    Rixon continues providing products including network interface, or "adapter," cards that allow computers, servers, load balancers and other devices to connect to a local area network. A local area network is a high speed communications system designed to link computers for the purpose of sharing files, programs and various devices such as printers and high-speed modems within a small geographic area such as a workgroup, department or single floor of a multi-story building. Local area networks may include dedicated computers or file servers that provide a centralized source of shared files and programs.

    These network interface cards support both the widely employed fast Ethernet protocol and the emerging gigabit Ethernet protocol. Our products have already achieved acceptance among original equipment manufacturers of server and other network products.

• Continue Providing Services to Business Critical Applications Needing Packetized Frame Relay Devices.
    Sync develops, manufactures, markets, supports and sells wide-area network access and management products and services designed to economically and reliably support business critical applications across carrier-provided packetized transmission services, such as frame relay. Frame relay is a low-latency frame-switched wide area network protocol recognized for its deployment flexibility and its ability to combine incompatible "protocols," such as International Business Machines Corporation’s mainframe Systems Network Architecture and client/server Transmission Control Protocol/Internet Protocol, onto a single telecommunications circuit. Transmission Control Protocol/Internet Protocol, is a suite of protocols used for communications between two or more devices. A wide area network is a communications network that connects geographically dispersed users. Typically, a wide area network consists of two or more local area networks. The largest wide area network in existence is the Internet.

    Frame relay represents a cost-effective and stable technology that provides a smooth migration to asynchronous transfer mode and other broadband services generally used in the backbone of many of these service providers. Broadband means technologies or networks that have the ability to transmit high data rates.

    Sync’s strategy is to produce reliable and value-added network access devices and management software applications that are engineered to support mission-critical applications over frame relay and other digital services at a favorable cost of ownership. Sync’s FrameNode(tm) line of frame relay access devices and frame relay access routers converge business critical systems network architecture, internet protocol and voice/fax branch applications across frame relay. Sync's circuit management solutions consist of wide area network probes and application software that improve the availability and performance of frame relay networks by providing extensive problem isolation and troubleshooting capabilities and proactive performance and service-level management. Sync's TyLink(tm) line of digital transmission products including data service units and channel service units and Integrated Services Digital Network termination products, are the basic elements that provide low cost connectivity to a digital wide area network.

    Sync sells to resellers, distributors, original equipment manufacturers partners and a number of regional Bell Operating Companies and Inter-exchange Carriers. Current customers include AT&T, MCI WorldCom, Electronic Data Systems and Geico. Sync believes that its relationships provide sufficient alternative channels of fulfillment to serve the needs of middle and upper market customers. Also, Sync utilizes a distribution and value-added reseller channel as a primary distribution channels for its digital transmission products.

Markets for Our Products
    Our products address the growing connectivity needs for networked high bandwidth data communications. The networking industry has experienced dramatic growth since the early 1990’s as corporations discovered increasing value in connecting desktop devices through local area networks. The emergence of the Internet as a cost-efficient data transport medium accelerated this movement and moved the revenue opportunity beyond the local area network to the metropolitan area network and wide area network environments. Our products address the demand for connectivity solutions in the traditional data networking markets plus the emerging market for storage area networking. There can be no assurance that the prospects for growth cited in the following discussion regarding the traditional data networking markets or of the storage area networking market will prove accurate.

Storage Area Networking Market
    The technology behind storage area networks is similar to that of local and wide area networks. Storage area networks are essentially separate local area networks that consist of servers, storage devices (such as disc drives) and the networking equipment used to connect and route traffic among them. These devices include adapters, hubs, switches and routers supporting the Fibre Channel standard. Storage area networks create a shared storage resource that is readily available, highly scalable and designed to be easily protected and managed.

    While storage area networks are not new, we believe that trends already under way will move them into the mainstream of distributed networking and that they may likely become the standard way of accessing stored information.

Sales and Marketing
    Rixon’s current sales and marketing activities are concentrated on increasing market and account penetration for the existing fast and gigabit Ethernet network connectivity product lines whose customers are primarily original equipment manufacturers, server, computer and peripheral vendors. Torrey Pines’ is concentrating on gaining customer acceptance of the Silverline(tm) CWDM product line by large original equipment manufacturers. Sync's sales and marketing strategy focuses on developing relationships with end-user middle market enterprises through its existing customer base and promote Sync's products and drive demand for its products and services. The primary roles of Sync's sales efforts are (i) to assist end user customers in addressing complex network problems; (ii) to differentiate the features and capabilities of Sync’s products from competitive offerings; and (iii) provide support to channel partners.

    Our sales and marketing organization for the three subsidiaries at October 31, 2003 consisted of four (4) individuals, including managers, sales representatives, and support personnel. The current channel mix is approximately 28.1% original equipment manufacturers, 10.1% indirect and 61.8% other. We support our customers by providing product training, regular mailing of promotional and technical material, telephone and other technical support.

Customers and Markets
    Rixon’s sales and marketing strategy is focused on communicating key benefits of our server class fast & gigabit Ethernet adapter cards to our original equipment manufacturers customer base and the end-user market that the original equipment manufacturers service.

    Torrey Pines’ sales and marketing strategy is focused on communicating key benefits of storage area network transport to both our original equipment manufacturers customer base and the end-user market that the original equipment manufacturers service.

    Sync follows a sales strategy relying primarily on leveraging resellers, distributors, and a number of service providers as delivery channels for its products, including several partners serving the international market. Sync utilizes a distribution and value-added reseller channel as its primary distribution channel for the digital transmission products. Sync has from time to time entered into original equipment manufacturers relationships with selected internetworking companies and will continue to develop such relationships as appropriate.

    For fiscal 2003, Cisco accounted for 56.9% of our net revenues. Cisco accounted for 19.6% and Solectron accounted for 11.3% of our net revenue for the year ended January 31, 2002, and Cisco accounted for 40.0% and Solectron accounted for 25.2% of our net revenue for the year ended January 31, 2001. For the nine months ended October 31, 2003 Cisco accounted for 62.0% of our net revenues.

Customer Service and Support
    Our customer service organization is structured to assist original equipment manufacturers and system integrator accounts. Post-sales support, for all of our customers include, product warranty against defects in material and workmanship. The length of product warranties varies by product, from 12 months in some instances, to 60 months for a broad range of products, and previously, lifetime warranties for certain legacy products. Telephone technical support programs for hardware and software generally cover the first 12 months from purchase. On-site support and shared support agreements are designed to provide a high level of service to fulfill a broad spectrum of customer needs. As of October 31, 2003, there were two (2) employees working in customer service and support.

Engineering, Research and Development
    As of October 31, 2003, there were five (5) employees working in our engineering, research and development area. Our research and development expenditures were $941,000 for the nine months ended October 31, 2003.
Our efforts are targeted to achieve technological advances that will allow us to introduce innovative products to market. Product introduction is driven by a combination of rapidly evolving technology and standards, as well as changing customer requirements. Our team works closely with our systems engineering staff performing continuous evaluations of customer needs, emerging trends and technical challenges in order to identify new market opportunities while simultaneously focusing on our customers’ strategic requirements.

Manufacturing and Quality,
    Our products are manufactured on an outsourced basis from various contract manufacturers. Final assembly, test and quality assurance are performed by us at our Irvine, California facility.

    Our manufacturing strategy is to outsource all repetitive operations to top-tier, third party contract manufacturers. These manufacturers provide us with access to enhanced supply chain agreements, volume purchasing power, a lower cost labor base, and improved quality and process control. We concurrently undertake manufacturing engineering with development engineering to ensure that reliable, high yield and low cost manufacturing processes that meet our customers’ manufacturing standards are designed into our products from inception. We perform final integration and testing at our Irvine, California facility.

    We actively manage our components supply chain. Network connectivity and frame relay product assemblies consist of approximately 500 individual part types, and all of these parts have been qualified to current, purchasing customers’ standards. We have qualified second or third sources in place for approximately 90% of these parts.

    We believe that our strategy of outsourcing the majority of our manufacturing activities to third party contract manufacturers allows us to react quickly to market demand and avoid the significant capital investment that would be required to establish and maintain full manufacturing facilities. We are therefore able to focus our manufacturing resources on final assembly, burn-in and final testing to ensure reliability and quality assurance for our products. We have a quality assurance program in place and continually evaluate this process to ensure quality practices throughout the organization and to monitor the performance of our third party vendors.

    As of October 31, 2003, there were six (6) employees working in our manufacturing, repair, test, shipping, receiving, purchasing, inventory control.

FORWARD-LOOKING STATEMENTS

Cautionary Statement
    Certain statements in this Prospectus, in our future filings with the Securities and Exchange Commission, in our press releases and in our oral statements made with the approval of an authorized executive officer are forward-looking statements. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, are not historical facts but rather reflect current expectations concerning future results and events. Words such as "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements. These factors include, but are not limited to, the technical and commercial success of our current and future products, reliance on vendors and product lines, competition, performance of new products, performance of affiliates and their future operating results, our ability to establish successful strategic alliances, quarterly and seasonal fluctuations, dependence on senior management and possible volatility of stock price. These factors are discussed generally in greater detail under the caption "Risk Factors" in this Prospectus.

    We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risks and uncertainties are described in the following section. We specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RISK FACTORS

    In connection with the safe harbor contained in the Private Securities Litigation Reform Act of 1995 we are identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statements made by us or on our behalf. Any such statement is qualified by reference to the following cautionary statements:

Our industry is highly competitive, and we may not have the resources required to compete successfully.
    The market for network connectivity products and services and storage area network transport equipment is extremely competitive and we expect competition to continue to intensify in the future. Our primary sources of competition include Adaptec, Intel Corporation, Interphase, CNT, Vixel, ADVA, ONI Systems Corporation, TransMode, Pandatel, Finisar and many other companies. We may also face competition from a number of other companies that have announced plans for new products to address the same problems that our products address. Many of our current and potential competitors have significantly greater resources, name recognition and customer relationships than us. In particular, established companies in the telecommunications equipment or computing industries may seek to expand their product offerings by designing and selling products using competitive technology that could render our products obsolete or have a material adverse effect on our revenue.

    We operate in a market where emerging companies enter the markets in which we are competing and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect our business.

Our business will be seriously harmed if we are not able to develop and commercialize new or enhanced products.
    Our growth depends on our ability to successfully develop new or enhanced products. Our next generation of network management products and coarse wavelength division multiplexing products are currently under development. We cannot be sure whether these or other new products will be successfully developed and introduced to the market on a timely basis or at all. We will need to complete each of the following steps to successfully commercialize new products: complete product development, qualify and establish component suppliers, validate manufacturing methods, conduct extensive quality assurance and reliability testing, complete any software validation, and demonstrate systems interoperability.

    If we do not develop these products in a timely manner, our competitive position and financial condition could be adversely affected.

    In addition, as we introduce new or enhanced products, we must also manage the transition from older products to newer products. If we fail to do so, we may disrupt customer ordering patterns or may not be able to ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Any failure to effectively manage this transition may cause us to lose current and prospective customers.

We maintain high levels of inventory with low turnover.
    We have historically maintained high levels of inventory to meet the output requirements of our customers over which we have little influence. Many of our products require custom parts with long lead times and our inventory levels allow us to provide fast response to our customer needs. While we continually review our reserves for conservative valuations, significant changes in customer demand for our products could adversely and materially effect our business.

We have limited working capital.
    Our working capital is limited and we are constantly challenged in executing our business plan. Additionally, our working capital does not allow us to fund significant organic growth opportunities or to cope with unforeseen contingencies. Unless we are able to secure external financing, for which there can be no assurance, we could be constrained in pursuing new opportunities aggressively.

Except for the fiscal year ending January 31, 2003, we incurred net losses over the recent past and may experience future losses.
    We have incurred losses from continuing operation during the nine months ended October 31, 2003 of $0.5 million, and for the years ended January 31, 2002 and 2001 of $10.7 million and $17.7 million, respectively. We have financed these losses through a combination of debt issuances, bank lines of credit and security placements. However, there can be no assurance that our working capital requirements will not exceed our ability to generate sufficient cash to support our requirements and the needed capital will have to be obtained from additional external sources.

Our future growth depends on our ability to attract new customers, and on our customers' ability to sell additional services to their own customers.     Most of our potential customers evaluate our network connectivity and storage area products for integrated deployment in larger systems. There are a limited number of potential customers for our products. If we are not selected by a potential customer for particular system projects, our business may be seriously harmed. Similarly, our growth depends on our customers' success in selling integrated solutions based on our products and complementary products from others. Our success will depend on our ability to effectively anticipate and adapt to customer requirements and offer products and services that meet customer demands. Any failure of our current or prospective customers to purchase products from us for any reason, including a downturn in their business, would seriously harm our ability to grow our business.

The time that our customers and potential customers require for testing and qualification before purchasing our networking products can be long and variable, which may cause our results of operations to be unpredictable.
    Before purchasing our products, potential customers must undertake a lengthy evaluation, testing and product qualification process. In addition, potential customers require time-consuming field trials of our products. Our sales effort requires the effective demonstration of the benefits of our products to, and significant training of, potential customers. In addition, the timing of deployment depends on many factors, including the sophistication of a customer and the complexity and size of a customer's networks. Our sales cycle, which is the period from the time a sales lead is generated until the recognition of revenue, can often be longer than one year. The length and variability of our sales cycle is beyond our control, including: our customers' build out and deployment schedules, our customers' access to product purchase financing, our customers' needs for functional demonstration and field trials, and the manufacturing lead time for our products. Because our sales cycles are long and variable, our results of operations may be unpredictable.

Our products may have errors or defects that we find only after deployment, which could seriously harm our business.
    Our products can only be fully tested after deployment. Our customers may discover errors or defects in our products, and our products may not operate as expected. If we are unable to fix errors or other problems that may be identified, we could experience: loss of or delay in revenues and loss of market share, loss of customers, failure to attract new customers or achieve market acceptance, diversion of engineering resources, increased service and warranty costs, and legal actions by our customers. Any failure of our current or planned products to operate as expected could delay or prevent their adoption and seriously harm our business.

If our products do not interoperate with our customers' systems, installations will be delayed or cancelled or our products could be returned.
    Many of our customers require that our products be designed to interoperate with their existing networks, each of which may have different specifications and utilize a variety of protocols. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers' requirements. If we are required to modify our product design to be compatible with our customers' systems to achieve a sale, it may result in a longer sales cycle, increased research and development expense and reduced margins on our products. If our products do not interoperate with those of our customers' networks, installations could be delayed, orders for our products could be cancelled or our products could be returned, any of which could seriously harm our business.

If we fail to establish and successfully maintain strategic alliances, our business may be harmed.
    Strategic alliances are an important part of our effort to expand our revenue opportunities and technological capabilities. We cannot be certain that we will be able to enter strategic alliances on terms that are favorable to us. Our business may be harmed if we fail to establish and maintain strategic alliances.

Our business may be seriously harmed if we are unable to establish successful relationships with distributors and systems integrators.
    We believe that our future success is dependent upon our ability to establish successful relationships with a variety of distributors and systems integrators. As we expand domestically and internationally, we will increasingly depend on distributors and systems integrators. If we are unable to establish and expand these relationships, we may not be able to increase market awareness or sales of our products, which may prevent us from achieving and maintaining profitability.

Our business for storage area networking products may be seriously harmed if the market for storage area networking products does not develop as we expect.
    Our planned product offerings are focused on the needs of providers that service storage area networks. The market for storage area networking products is new, and we cannot be certain that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business may be seriously harmed. Furthermore, the storage area networking industry is subject to rapid technological change and newer technology or products developed by others could render our products non-competitive or obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products would be significantly reduced and our business will be seriously harmed.

We depend upon contract manufacturers and any disruption in these relationships may cause us to fail to meet the demands of our customers and damage our customer relationships.
    We use contract manufacturers to manufacture and assemble our products in accordance with our specifications. We do not have long-term contracts with any of them, and none of them are obligated to perform services for us for any specific period or at any specified price, except as may be provided in a particular purchase order. We may not be able to effectively manage our relationships with these manufacturers and they may not meet our future requirements for timely delivery or provide us with the quality of products that we and our customers require.

    Each of our contract manufacturers also builds products for other companies. We cannot be certain that they will always have sufficient quantities of inventory available to fill our orders on a timely basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of our products. If we are required to change contract manufacturers, we may suffer delays that could lead to the loss of revenue and damage our customer relationships.

We rely on a limited number of suppliers for some of our components, and our business may be seriously harmed if our supply of any of these components is disrupted.
    We, and our contract manufacturers currently purchase several key components of our products from a limited number of suppliers. We purchase each of these components on a purchase order basis and have no long-term contracts for these components. In addition, the availability of many of these components to us is dependent in part by our ability to provide suppliers with accurate forecasts of our future requirements. In the event of a disruption in supply or if we receive an unexpectedly high level of purchase orders, we may not be able to develop an alternate source in a timely manner or at favorable prices. Any of these events could hurt our ability to deliver our products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact our present and future sales.

We may be unable to protect our intellectual property, which could limit our ability to compete.
    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors gain access to our technology, our ability to compete could be harmed.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs.
    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves, and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Additionally, any claims and lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention.

    Any claims of infringement of the intellectual property of others could also force us to do one or more of the following: stop selling, incorporating or using our products that use the challenged intellectual property; obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which may not be available to us on reasonable terms, or at all; or redesign those products that use such technology. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete.
    We may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. If we are required to obtain any third-party licenses to develop new products and product enhancements, we could be required to obtain substitute technology, which could result in lower performance or greater cost, either of which could seriously harm the competitiveness of our products.

The markets that our products address are governed by regulations and evolving industry standards.
    The market for our products is highly regulated and industry standards intensive, with many standards evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories. In addition, there are industry standards established by various organizations such as Fibre Channel Industry Association, American National Standards Institute, and Internet Engineering Task Force. We design our products to comply with those industry standards so that each particular product can be accepted by its intended customers and we are not aware of any standards based product modifications currently required. To the extent non-compliance with such standards has a detrimental effect on customer acceptance, we must address such non-compliance in the design of our products. Standards for new services and network management are still evolving. We are a member of several standards committees, which enables us to participate in the development of standards for emerging technologies. However, as the standards evolve, we will be required to modify our products or develop and support new versions of our products. The failure of our products to comply or delays in compliance could materially and adversely affect our business, operating results and financial condition.

Our future revenues are unpredictable and our financial results may fluctuate.
    Our revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as the cancellation or postponement of orders, the timing and amount of significant orders from our largest customers, our success in developing, introducing and shipping product enhancements and new products, the mix of products we sell, new product introductions by competitors, pricing actions taken by us or our competitors, the timing of delivery and availability of components from suppliers, changes in material costs and general economic conditions.

Our backlog at any point may not be a good indicator of expected revenues .
    Our backlog at the beginning of each quarter typically is neither a good predictor nor sufficient to achieve expected revenue for the quarter. To achieve our revenue objective, we are dependent upon obtaining orders during each quarter for shipment during that quarter. Furthermore, our agreements with our customers typically provide that they may change delivery schedules and cancel orders within specified time frames, typically 30 days or more prior to the scheduled shipment date, without significant penalty. Our customers have in the past built, and may in the future, build significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels have led and could lead to reductions in purchases from us. These reductions, in turn, have and could cause fluctuations in our operating results and have had and could have an adverse effect on our business, financial condition and results of operations in periods in which the inventory is reduced.

Our business may be adversely affected by competitive pressures, which we must react to.
    The industry we compete in is characterized by declining prices of existing products, therefore continual improvements of manufacturing efficiencies and introduction of new products and enhancements to existing products are required to maintain gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, we may take certain pricing or marketing actions, such as price reductions, volume discounts, or provisions of services at below market rates. These actions could materially and adversely affect our business, operating results and financial condition.

A substantial number of our common shares are eligible for future sale.
    No prediction can be made as to the effect, if any, that future sales of common stock that we may make, or the availability of common stock for future sales, will have on the market price of common stock prevailing from time to time. Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for our common stock and reported earnings per share.

Availability of raw materials.
    Many of our products require components that may not be readily available. These include microprocessors, custom integrated circuits and other electronic components. To minimize the risks of component or product shortages, we attempt to maintain multiple supply sources. However, there can be no assurance that such sources will be adequate to meet our needs.

Patents, trademarks and licenses.
    We currently hold nine patents and have two patents pending for our Silverline? product design. Although we attempt to protect our intellectual property rights through patents, trademarks, and copyrights, by maintaining certain technology as trade secrets and by other measures, we cannot assure you that any patent, trademark, copyright or other intellectual property rights owned by us will not be invalidated, circumvented or challenged; that such intellectual property rights will provide competitive advantages to us; or that any of our future patent applications, if any, will be issued with the scope of the claims sought by us, if at all. We cannot assure you that others will not develop technologies that are similar or superior to our technology, or that our competitors will not duplicate our technology or ‘‘design around’’ the patents that we own. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which we do business or intend to do business in the future.

    We believe that the future success of our business will depend on our ability to translate the technological expertise and innovation of our personnel into new and enhanced products. We cannot assure you that the steps taken by us will prevent misappropriation of our technology. In the future, we may take legal action to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business and operating results.

    As is common in our industry, we have from time to time received notification from other companies claiming that certain of our products may infringe intellectual property rights held by such companies. Any claim or litigation, with or without merit, could be costly, time consuming and could result in a diversion of management’s attention, which could harm our business. If we were found to be infringing the intellectual property rights of any third party, we could be subject to liabilities for such infringement, which could be material, and could be required to seek licenses from other companies or to refrain from using, manufacturing or selling certain products or using certain processes. Although holders of patents and other intellectual property rights often offer licenses to their patent or other intellectual property rights, no assurance can be given that licenses would be offered, that the terms of any offered license would be acceptable to us or that failure to obtain a license would not cause its operating results to suffer.

Employees.
    As of October31, 2003 we had 22 employees and independent contractors, including five (5) in engineering, six (6) in manufacturing, test, repair, inventory control and quality assurance, four (4) in sales, sales support and marketing, two (2) in customer service and support, four (4) in administration, and one (1) executive. None of our employees is represented by a collective bargaining agreement, and we believe that relations with our employees are good, but we could be at risk if one or more employees choose to leave.

Fluctuations in revenue and operating results.
    The industries we operate in are subject to fluctuation. Our operating results may fluctuate as a result of a number of factors, including the timing of orders from, and shipments to, customers; the timing of new product introductions and the market acceptance of those products; increased competition; changes in manufacturing costs; availability of parts; changes in the mix of product sales; the rate of end-user adoption and carrier and private network deployment of our solutions; factors associated with international operations; and changes in world economic conditions.

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEFORE DECIDING TO INVEST OR MAINTAIN AN INVESTMENT IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

    WE MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD INTERFERE WITH OUR EXISTING AND PLANNED OPERATIONS, DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

    Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our operating and investing activities. Although we have been able to generate some cash from our operating activities in the recent past, there is no assurance we will be able to continue to do so in the future.

    We currently do not have any commitments for additional financing. In addition, deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, because our common stock is not listed on a national exchange, the ability of any potential or future investors to achieve liquidity from our common stock is limited, which could inhibit, if not preclude, our ability to raise additional working capital on a timely basis, in sufficient amounts or on terms acceptable to us.

    Any future financing may cause significant dilution to existing shareholders. Any debt financing or other financing of securities senior to common stock would likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

    If adequate funds are not available, we may also be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain this financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitiveness.

IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO TAKE ADVANTAGE OF DISTRIBUTION CHANNELS FOR OUR PRODUCTS, SALES OF OUR PRODUCTS MAY DECLINE OR FAIL TO INCREASE.
    We channel many of our products through a network of distribution outlets. We are continuing to develop and solidify our relationships with certified resellers, distributors and system integrators, many of which are part of a worldwide distribution network. To the extent we are unsuccessful in our efforts to create or maintain an adequate quality and quantity of these relationships, sales of our products may decline or fail to increase as we work to establish effective channels to market.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.
    Historically, we have derived a significant portion of our revenues and accounts receivables from a relatively limited number of customers. The loss of one or more of these customers, or their ability to pay, could have a material and adverse on our operating and financial results. In fact, during the three months ended October 31, 2003, Cisco Systems, accounted for approximately 21.9% of our consolidated net revenues and during the nine months ended October 31, 2003, Cisco Systems, accounted for approximately 62.0% of our consolidated net revenues.

    Cisco discontinued purchasing from us an adapter card starting from the third quarter of the current fiscal year. This has had a major impact on our  revenues and operating results, and there can be no assurance that the sales of this legacy product line could be restored. to its current levels. This adapter card was scheduled to go out of production last year but had been kept in production at Cisco’s request while it qualified a replacement card.

    The inventory of raw materials and finished goods at hand exclusive to this adaptor card shipments to Cisco amounts to approximately $0.3 million and is deemed necessary and/or sufficient for replacements in the field. Therefore, the impact on our inventory is not material.

OUR BUSINESS COULD SUFFER IF WE OR OUR CONTRACT MANUFACTURERS ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.
    The major components of our products include circuit boards, microprocessors, chipsets, and memory components among other components. Most of these components are available from multiple sources. However, some components used in our products currently are obtained from single or limited sources and may from time to time be in short supply. We have from time to time experienced, and currently are experiencing, difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and we cannot assure you that our suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher-cost substitute components. Significant increases in the prices of components could have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortages of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations will not occur.

    In addition, we have from time to time received from manufacturers "last buy" notices that indicate that one or more components that we incorporate into our products will be discontinued. If we are unable to participate in a last buy or are unable to purchase an adequate quantity of last buy components to cover our needs until the time, if any, that we are able to find an appropriate substitute component that works with the current design of our product or to redesign our product to allow for use of a substitute component, we may have to eliminate the product from our product line. We believe that with respect to many of our single source components, we could obtain similar components from other sources. However, in response to past last buy notices, we have been working to alter product designs on some of our products to allow us to use alternative components. We cannot assure you that we will be successful in our redesign of these products or that we will not experience difficulties associated with future last buys. Further, we cannot assure you that future severe shortages of components that could increase the cost or delay the shipment of our products will not occur.

WE RELY HEAVILY ON OUR MANAGEMENT AND BOARD OF DIRECTORS, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.
    Our success is highly dependent upon the continued services of key members of our management and board of directors, including our Chairman of the Board, Chief Executive Officer and President, Dr. Kanwar J.S. Chadha and Vice Chairman and Chief Financial Officer, Dr. Davinder Sethi. The loss of Dr. Chadha, Dr. Sethi or one or more other key members of our management or board of directors could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations and/or strategic planning activities. We do not maintain key-man life insurance policies on any member of management. Our ability to pay cash compensation to retain key members of our management and board of directors is limited by our cash flows.

OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.
    The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the quarter ended October 31, 2003, the high and low closing sale prices of our common stock were $0.23 and $0.14, respectively. The market price of our common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond our control and which include:
  Variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;
  Changes in market valuations of similar companies and stock market price and volume fluctuations generally;
  Economic conditions specific to the industries in which we operate;
  Announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
  Regulatory developments;
  Additions or departures of key personnel; and
  Future sales of our common stock or other debt or equity securities.
    If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

SHARES OF OUR COMMON STOCK ELIGIBLE OR TO BECOME ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.
    As of November 26, 2003, we had outstanding 13,900,720 shares of common stock, a substantial portion of which were unrestricted, were eligible for resale without registration under Rule 144 of the Securities Act of 1933, or were registered for resale or issued with registration rights. Disregarding beneficial ownership cap limitations that apply to some holders of our derivative securities, as of October 31, 2003, we also had outstanding options and warrants that were exercisable for or convertible into approximately 2,203,059 shares of common stock, nearly all of which were issued with registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. Any adverse effect on the market price for our common stock could make it difficult for us to sell equity securities at a time and at a price that we deem appropriate.

BECAUSE OUR STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.
    Our common stock trades under the symbol "ESAN" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.
    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

THE OFFERING

              Shares of Common Stock Offered..........................3,000,000 shares of common stock.

              Use of Proceeds....................................................We do not own any of the shares being registered hereunder and so we will not receive any cash proceeds from the sale of the shares.

              OTCBB Symbol......................................................ESAN

USE OF PROCEEDS

    We do not own any of the shares offered hereunder and we will not receive any cash proceeds from their sale.

SELLING SHAREHOLDERS

    We are registering a total of 3,000,000 shares of our common stock, pursuant to the requirements of the Stock Purchase Agreement we entered into with SBI Brightline IV, LLC and Trilogy Investment Fund I, LLC. We are registering for resale the shares of common stock that will be issued under that agreement. Other than the shares covered by this prospectus, none of the selling shareholders listed below holds more than one percent (1%) of our common stock and none of the selling shareholders listed below has ever held any position or office with us.

The following table sets forth information for the shares being registered hereunder, as of November 26, 2003 with respect to the shares held by the selling shareholders. The number of shares of common stock offered for resale by this prospectus by the selling shareholders was determined by the terms of our agreement with such selling shareholders.

Name of Selling Shareholder SBI Brightline IV, LLC Trilogy Investment Fund I, LLC	Shares of Common Stock Owned Prior to Offering (1) 1,500,000 1,500,000	Number of Shares to be Offered for Sale (2) 1,500,000 1,500,000	Number of Shares of Common Stock Owned after Offering (2) 0 0

(1)    Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling shareholder has sole voting power and investment power with respect to all shares listed as owned by the selling shareholder.

(2)    We do not know when or in what amounts the selling shareholder will offer shares for sale, if at all. The selling shareholder may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling shareholder.

PLAN OF DISTRIBUTION
We have been advised that there are currently no underwriting arrangements with respect to the shares being registered hereunder. The selling shareholder may sell all or a portion of the shares beneficially owned by it and offered hereby from time to time directly by the selling shareholder, or through one or more underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares. If the shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses (crosses are transactions in which the same broker acts as an agent on both sides of the trade) or block transactions:

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market,

in transactions otherwise than on these exchanges or services or in the over-the-counter market,

through the writing of options, whether such options are listed on an options exchange or otherwise, or through the settlement of short sales.

In connection with sales of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling shareholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus.

The selling shareholder also may transfer, pledge or donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus. Upon our being notified by a named selling shareholder that a donee or a pledgee intends to sell more than 5,000 shares, we will file a supplement to this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At anytime a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed, which will disclose:

The name of the selling shareholder and any participating underwriters, broker-dealers or agents;

The aggregate amount and type of securities being offered; The price at which the securities were sold and other material terms of the offering;

Any discounts, commissions, concessions or other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

That the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

We cannot assure you that any selling shareholder will sell any or all of the shares or registered pursuant to the registration statement of which this prospectus forms a part. The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR COMMON STOCK

As of November 26, 2003, there were approximately 13,900,720 shares of our common stock issued and outstanding. This does not include the shares being sold per this prospectus. We are a Delaware corporation and are authorized to issue 50 million shares of common stock, par value $0.001 per share.

Each share of our common stock has one vote on all matters presented to the shareholders. Because our common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision for claims against us. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are and will be no redemption provisions applicable to the common stock. All of the outstanding shares of common stock, and the shares of common stock offered hereby when issued against payment of the consideration set forth in this prospectus, are, fully paid and non-assessable.

The registrar and transfer agent for our common stock is Register and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 which we filed with the SEC under the Securities Act using a "shelf" registration process. As permitted by SEC rules, this prospectus does not contain all the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

We are subject to and comply with the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its regional offices at: 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov .

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we may disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. If we subsequently file superseding or updating information with the SEC in a document that is incorporated by reference into this prospectus, the updated information will also become a part of this prospectus and will supersede the earlier information.

We are incorporating by reference into this prospectus the following documents that we previously filed with the SEC:
  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2003.
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003.
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003.
  Our Current Reports on Form 8-K dated April 14, 2003, July 8, 2003, August 25, 2003, and November 25, 2003.
We are also incorporating by reference into this prospectus all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of our filings, which are incorporated by reference, at no cost, by contacting us at the following address or telephone number:
Entrada Networks, Inc.
12 Morgan
Irvine, California 92168
Attention: Kanwar J.S. Chadha, Ph.D.
Chief Executive Officer
(949) 588-2070

In order to ensure timely delivery of the documents, your request should be made no later than five (5) business days prior to the date on which you make your final investment decision.
LEGAL MATTERS

The legality of the shares offered by this prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey.
EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities or expenses under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other federal or state statutory law or regulation, or at common law or otherwise.

____________________________________
____________________________________

We have not authorized any dealer, sales person or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful.

The information contained in this prospectus is current as of November 26, 2003

_______________________________________
_______________________________________

_______________________________
_______________________________

3,000,000 Shares
ENTRADA NETWORKS, INC.

Common Stock

_______________
PROSPECTUS
_______________

November 26, 2003
______________________________
______________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item	Amount

Securities and Exchange Commission Registration Fee	$ 26.70
Printing and Engraving Expenses	$ 5,000.00
Accountants' Fees and Expenses	$ 5,000.00
Legal Fees and Expenses	$ 5,000.00
Miscellaneous	$ 950.00

Total	$ 15,976.70

Item 15. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The bylaws of the Registrant require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is a director or officer of the Registrant or that, being or having been such a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another business entity, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant may also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Such indemnification is mandatory under the Registrant’s by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders.

The Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Delaware law further provides that indemnification shall be provided if the party in question is successful on the merits otherwise. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Registrant currently maintains a directors and officers liability insurance policy.

Item 16. Exhibits.

Exhibit Number Description of Document
2    Amended and Restated Agreement and Plan of Merger between Sync Research, Inc, a Delaware Corporation, and Osicom Technologies, Inc., a New Jersey Corporation - (A)
3.1 Amended and Restated Certificate of Incorporation dated June 25, 1999 - (B)
3.2 Amended and Restated By-Laws of Registrant - (C)
4.1 Series A Preferred Stock Certificate of Designation dated May 11, 2000 - (D)
4.2 Certificate of Amendment to the Certificate of Incorporation dated August 31, 2000

4.3 Amended and Restated 1991 Stock Plan (amended as of June 12, 1998) and form of Option Agreement – (E)
4.4 Amended 1995 Employee Stock Purchase Plan (amended as of September 27, 1996) and form of Subscription Agreement – (F)
4.5 Amended and Restated 1995 Directors' Option Plan (amended as of June
12, 1998) and form of Option Agreement – (E)

4.6 Amended and Restated 1996 Non-Executive Stock Option Plan (amended as of August 21, 1998) – (G)
4.7 2000 Stock Incentive Plan dated October 12, 2000 – (H)
4.8 Securities Purchase Agreement dated January 15, 2002-(K)
4.9 Stock Purchase Agreement dated November 25, 2003, filed herewith.
5.0 Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP, filed herewith.
9.1 Amended and Restated Shareholders' Agreement dated April 25, 1994–(I)
10.1 401(k) Plan – (I)
10.2 Third Amendment to Lease for 10C Commerce Way, Norton, MA dated July 28, 1999 – (J)
10.3 Lease for 10070 Mesa Rim Road, San Diego, CA dated May 25, 2000
10.4 Amended lease for 9020 Junction Drive, Annapolis Junction, MD dated April 22, 1999
10.5 Standard Industrial Lease for 12 Morgan, Irvine, CA dated July 19, 1999 - (J)
10.6 Form of Amended and Restated Severance Agreement between the Company and William Guerry, dated October 8, 1999 – (C)
10.7 Form of Non-competition agreement between Entrada and Sorrento Networks Corporation dated August 30, 2000
10.8 Silicon Valley Bank Subordination Agreement dated January 22, 2002
10.9 Form of Employment Agreement Between Entrada and Kanwar J.S. Chadha dated May 10, 2001
10.10 Form of Employment Agreement Between Entrada and Davinder Sethi dated June 15, 2002
10.11  Silicon Valley Bank Amendment to Loan Agreement dated March 20, 2003
10.11 Chippawa Limited Partnership "Lease Termination Agreement" dated July 31, 2003
21      Subsidiaries of the Registrant
23.1 Consent of BDO Seidman, LLP dated November 26,2003, filed herewith.
29 Power of Attorney (included on signature page).

________________

The foregoing are incorporated by reference from the Registrant’s filings as indicated:

A    Form S-4/A filed August 3, 2000.
B    Form 10-Q for the fiscal quarter ended June 30, 1999, filed August 16, 1999.
C    Form 10-K for the year ended December 31, 1999, filed March 24, 2000.
D    Form 8-K filed May 19, 2000.
E    Form 10-Q for the fiscal quarter ended June 30, 1998, filed August 14, 1998.
F    Form 10-Q for the fiscal quarter ended September 30, 1996, filed November 14, 1996.
G    Form 10-Q for the fiscal quarter ended September 30, 1998, filed November 16, 1998.
H    Form 14C filed November 6, 2000.
I     Form S-1, as amended, which became effective on November 9, 1995.
J     Form 10-Q for the fiscal quarter ended September 30, 1999, filed November 15, 1999.
K   Form 8-K filed January 25, 2002
L    Form S-8 filed December 14, 2000

________________

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 26th day of November, 2003.

                                  ENTRADA NETWORKS, INC.

                                  By: /s/ Kanwar J.S. Chadha
                                  Kanwar J.S. Chadha, Ph.D.,
                                  Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kanwar J.S. Chadha, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature   Title    Date
By: /s/ Kanwar J.S. Chadha          Chairman, President, Director,               November 26, 2003
Kanwar J.S. Chadha, Ph.D.        Chief Executive Officer

By:/s/ Leonard Hecht_____        Director                         November 26, 2003
     Leonard Hecht

 By: /s/ Rohit Phansalkar             Director                          November 26, 2003
Rohit Phansalkar

By: /s/ Davinder Sethi               Vice Chairman, CFO,             November 26, 2003
Davinder Sethi, Ph.D.                            Principal Accounting Officer,
      Director

By:     ______                                  Director
 Raymond Ngan